Exhibit 3.1



                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                     NATIONAL PATENT DEVELOPMENT CORPORATION

      National Patent Development Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY to the Secretary of State of the State of Delaware that:

      FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by:

      A. Deleting the first sentence of Article FOURTH of the Restated Certificate of Incorporation, and by substituting in lieu thereof the following:

      "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-seven million eight hundred thousand (37,800,000) shares of which twenty-five million (25,000,000) are to be Common Stock with a par value of One Cent ($.01 per share (hereinafter called the "Common Stock"); of which two million eight hundred thousand (2,800,000) shares are to be Class B Capital Stock with a par value of One Cent ($.01)per share (hereinafter called the "Class B Capital Stock"); and of which ten million (10,000,000) shares are to be Preferred Stock with a par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock"), to be issued in such series and with such terms and conditions as the Board of Directors may determine."

      B. Adding a New Article THIRTEENTH to the Restated Certificate of Incorporation, as follows:

      "THIRTEENTH: The Corporation and/or its subsidiaries shall have the right to redeem shares of Common Stock issued on or after January 27, 1997 beneficially owned by foreign persons and/or require such stockholder to dispose of their interest in shares of Common Stock in the following circumstances:

      The Corporation and/or its subsidiaries has entered into certain subcontracts with contractors who have entered into contracts with the United States Department of Energy ("DOE") and have entered into certain contracts directly with the United States Department of Defense ("DOD") which involved classified information. In the event that the DOE or the DOD (or any successor agency) threatens termination of any contract as a result, directly or indirectly, of the beneficial ownership of 5% or more of the Corporation's Common Stock by any person, then the Corporation, in the sole and absolute discretion of its Board of Directors, shall have the unqualified right and power to (a) redeem, upon not less than five (5) days prior written notice to such person, at a price per share equal to the average of the reported closing bid and asked prices thereof as reported on the American Stock Exchange (or such other stock exchange, if any, on which shares of Common Stock are primarily traded) on the last business day prior to the date of redemption established in the notice, all or any portion of the shares of Common Stock of the Corporation owned by such person issued on or after January 27, 1997 or (b) require such person to promptly dispose of such person's interest in all or any portion of such shares of Common Stock owned by such stockholder. Because any damages will be inadequate to protect the Corporation in the event the stockholder does not comply with the provisions of this Article THIRTEENTH, the Corporation shall be entitled to injunctive relief to enforce the foregoing provisions."

      SECOND: That at a meeting of the Board of Directors of National Patent Development Corporation resolutions were duly adopted setting forth the proposed amendments to the Restated Certificate of Incorporation of said Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.

      THIRD: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, National Patent Development Corporation has caused this Certificate of Amendment to be signed in its name and on its behalf by its Vice President this 24th day of January, 1997. The undersigned officer of National Patent Development Corporation acknowledges, under the penalties for perjury, that this Certificate of Amendment is the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters set forth herein are true in all material respects.


                                    NATIONAL  PATENT DEVELOPMENT CORPORATION



                                    BY: Scott N. Greenberg
                                        Vice President